EXHIBIT 4.18




                              OUTSOURCING AGREEMENT

This Outsourcing Agreement (this "Agreement"), entered into as of the 7th day of November, 2004 by and between One Software Technologies (O.S.T.) Ltd., a company organized and existing under the laws of the State of Israel (the "Contractor"); and Attunity Software Services (1991) Ltd. (a/k/a "Meyad") and Attunity Israel
(1992) Ltd., each a company organized and existing under the laws of the State of Israel (collectively, the "Company").

                                   WITNESSETH:

WHEREAS, the Company provides, among other things, certain software services to certain customers, which it now desires to outsource to another entity; and

WHEREAS, the Contractor is prepared to provide the outsourcing services to the Company upon the terms and conditions set forth herein; and

WHEREAS,  the  Contractor   possesses  the  appropriate   degree  of  knowledge,
          expertise, staff and equipment to perform the outsourcing services according to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of their mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.   Definitions

     In this Agreement, the following capitalized terms shall have the meaning ascribed to them below, unless otherwise provided herein:

     1.1. "Affiliate" with respect to any entity means any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term "control" means direct or indirect ownership or voting control of fifty percent (50%) or more of the equity or voting securities of the entity in question or having the power to elect a majority of the board of directors (or similar governing body) of the entity in question.

     1.2. "Confidential Information" means any information, including but not limited to any information relating to either Party's product plans, designs, costs, prices, finances, marketing plans, business opportunities, personnel, research, development or know-how, that is provided in connection with this Agreement including but not limited to, the Customer's data and for Company, including but not limited to, the Intellectual Property Rights; provided however, that "Confidential Information" will not include information that: (i) is or becomes publicly known or available through no fault of the receiving Party;
          (ii) the receiving Party can show it is independently developed by the receiving Party; (iii) is lawfully obtained from a third party who has the right to make such disclosure; or (iv) the receiving Party can show it was known to the receiving Party prior to its disclosure through no fault or breach of the receiving Party or a third party of any confidentiality undertakings towards the disclosing Party.

     1.3. "Consultants"   means  the  individuals  engaged  by  the  Company  as
          consultants (the so-called "freelance" employees) immediately prior to the Effective Date in

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          connection with providing the Services, a list of which is included in
          Exhibit A1 hereto, which also includes details pertaining the key terms of such engagement with the Company.

     1.4. "Consulting Fees", "Maintenance Fees" and "Fees" each have the meaning set forth in Section 8.1 (Fees).

     1.5. "Consulting Services" means consulting services provided by the Company to certain of its Customers (including as related to the MF-ERP system, otherwise known as "Mancal 2000"), which Contractor shall provide as a sub-contractor for Company pursuant to this Agreement. A detailed list of such Customers, along with a brief description of the Consulting Services provided to each Customer, is attached as Exhibit B hereto as well as consulting services performed pursuant to the New Agreements.

     1.6. "Customer" means a customer of the Company that, immediately prior to the Effective Date, received Consulting Services and/or Maintenance
          Services from the Company, in accordance with Exhibits B and C respectively.

     1.7. "Effective Date" has the meaning set forth in Section 2.1 (Term).

     1.8. "Employees" means the employees employed by the Company immediately prior to the Effective Date in connection with providing the Services, a list of which is included in Exhibit A2 hereto, which also includes details pertaining the key terms of such employees employment with the Company.

     1.9. "Employee Declaration" has the meaning set forth in Section 6.1.1 (Employees).

     1.10."Hired   Employee"   has  the   meaning   set  forth  in  Section  6.1
          (Employees).

     1.11."Intellectual Property Rights" means patents, patent applications, patent rights, trademarks, copyrights (including those in computer programs, drawings, documentation and specifications), proprietary rights in information (including in data, trade secrets, inventions, discoveries, know-how, formulae, processes, technical information and business information), license rights under the intellectual property rights of third parties, and all other intellectual property rights whether or not subject to statutory registration or protection.

     1.12."Maintenance   Services"  means  maintenance  services  and  ancillary
          services, including, but not limited to, management services, provided by the Company to certain past and existing customers, for "Mancal
          2000". A detailed list of such Customers, along with a brief description of the Maintenance Services provided to each Customer is attached as Exhibit C hereto as well as maintenance services performed pursuant to the New Agreements.

     1.13."Managers"  has  the  meaning  set  forth  in  Section  4.5  (Programs
          Manager).

     1.14."Minimum  Level" has the  meaning  set forth in Section  8.4  (Minimum
          Level).

     1.15."Parties" means the parties to this Agreement and "Party" refers to either of Parties.

     1.16."Services"  shall mean the  Maintenance  Services  and the  Consulting
          Services.

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     1.17."Service  Agreements"  means  agreements  between  the Company and the
          Customers for the provision of the Consulting Services and Maintenance Services, including New Agreements.

     1.18. "Term" has the meaning set forth in Section 2.1 (Term).

     1.19."Working Day" means Sunday through Thursday, except for days that are designated as statutory public holidays in Israel.

2.   Term of Agreement

     2.1. Term. This Agreement will be effective as of November 1, 2004 (the "Effective Date") and remain in effect for a period of two (2) years thereafter, and thereafter as may be renewed pursuant to Section 2.2 below (the "Term"), unless terminated earlier pursuant to Section 11 (Termination).

     2.2. Renewal. This Agreement shall be automatically renewed for two (2) successive two (2) year periods, unless one Party provides the other Party with written notice of its desire not to renew this Agreement at least ninety (90) days prior to the commencement of each such two-year period.

3.   Representations, Warranties and Covenants

     3.1. Contractor. Contractor hereby represents, warrants and covenants that:
          (a) all corporate actions required to be taken by or on behalf of Contractor, authorizing the execution, delivery and performance of this Agreement (and all related documents) have been duly taken, that Contractor has full authority to enter into this Agreement (and to execute all related documents), and the person/persons signing this Agreement (and all related documents) on Contractor's behalf are duly authorized to bind it; and (b) subject to the retention of the Hired Employees by the Contractor, as provided under Section 6.1 hereunder, it has the necessary experience, expertise, capability and manpower to carry out its obligations and undertakings hereunder and under all other related documents and agreements ancillary hereto.

     3.2. Company. Company hereby represents, warrants and covenants that all corporate actions required to be taken by or on behalf of Company, authorizing the execution, delivery and performance of this Agreement (and all related documents) have been duly taken, it has full authority to enter into this Agreement (and all related documents), and the person/or persons signing this Agreement (and all related documents) on Company's behalf are duly authorized to bind it.

     3.3. Cooperation by Parties. The Parties will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision of the Services,

4.   Services

     4.1. Services. Contractor shall (i) perform and render the Services, including, but not limited to, supplying manpower services to perform and render the Services; and (ii) provide management services for the performance of the Services, subject to the terms and conditions set forth in this Agreement. The Contractor

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          acknowledges that certain Services require the allocation of employees for onsite (Customer's facility) maintenance and support on an ongoing basis.

     4.2. Additional Obligations.

          4.2.1. The Contractor shall punctually and diligently provide, execute and perform the Services, providing the Company and the Customers with the benefits of Contractor's best, informed and professional judgment and expertise and, with respect to Maintenance Services, in accordance with the general terms of services provided in Exhibit D hereto. Without derogating from the foregoing, the Contractor shall perform the Services in a manner that will not cause the Company to be in breach of any of the New Agreements (as defined in Section 4.4).

          4.2.2. Without derogating from Section 4.2.1 above, the Contractor shall perform the Maintenance Services at least in the same level as Exhibit D hereto.

          4.2.3. During the Term, the Contractor shall obtain and maintain, at its own expense, industry standard insurance coverage from reputable insurance companies. The Contractor, upon the Company's request, shall provide the Company with evidence of this insurance coverage signed by an authorized representative of the insurance company. The coverage documentation must contain customary provisions for thirty (30) day advance written notice to the Company of any change, non-renewal or cancellation.

          4.2.4. Contractor undertakes to promote the activity of the Services.

     4.3. Customer's  Decisions.  Without  derogating  from  the  generality  of
          Section 4.2 above, it is further hereby agreed that in respect of the Service Agreements and in relation to the provision, carrying out, completion and warranty of the Services hereunder: (a) the Contractor shall conduct the Services in a manner which shall be no less then as specified in Exhibit I attached hereto; and (b) the Contractor shall not be entitled as against the Company to dispute, or otherwise challenge or allege invalidity or inapplicability of any Customer's decision that is or becomes at any time finally binding on the Company under the Service Agreements.

     4.4. New Services/Customers. In the event of the provision of new or extended services to a Customer(s) and/or new customers during the Term, the Contractor may negotiate and execute such agreements on behalf of the Company (which Services shall be performed by Contractor); provided that (i) such agreement(s) are for provision of services in the ordinary course of business and are consistent with the Company's pricing policy and guidelines set forth in Exhibit E hereto, as may be modified from time to time, (ii) the Company is notified of such agreement(s) and the terms thereof, and (iii) any agreement (or a series of related agreements) which is for amounts or value that exceeds $20,000 (except that with respect to new customers, amounts or value that exceeds $10,000) , , shall be subject to Company's prior written consent, which shall not be unreasonably withheld (the "New Agreements"). For the avoidance of doubt, the invoices for services shall be issued by the Company , the agreements will be signed by the company and where applicable the Company will confirm the PO'S issued by customers.

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     4.5. Managers.  As part of the management of the Services,  each of Company and Contractor will designate a person to be a single point of contact to handle matters related to the day-to-day administration of this Agreement, including, but not limited to, maintaining and assisting in renewal of Customer contacts and Services (the "Managers"). The initial Manager on behalf of the Company shall be: Menachem Brouk; and the initial Manager for the Consulting Services on behalf of the Contractor shall be: Itzik Bonim, and the initial Manager for all other services under this Agreement on behalf of the Contractor shall be David Alush.

5.   Reports, Quality and Inspection

     5.1. Reports. The Company shall be entitled to full transparency insofar such data pertains to the Services (including the Competing Services (as defined below)), including performance thereof by the Contractor. Without derogating from the foregoing, (i) the Company shall have access to the Contractor's management and control computer systems and/or books insofar such data pertains to the Services, and (ii) the Contractor shall provide to the Company, promptly upon the Company's request and in any event at least on a monthly basis, reports on the Services provided by it to the Customers, in form and substance reasonably acceptable to the Company.

     5.2. Inspections. In the event that the Company receives a complaint from a Customer regarding the Services or the Contactor's performance thereof, the Contractor shall allow the Company to perform quality control audits and inspections of the Services, during usual business hours and upon reasonable prior notice.

6.   Employees, Equipment and Facilities

     6.1. Employees.

          6.1.1. Within ten (10) days from the Effective Date, the Contractor will offer employment (and a representative of the Company will assist Contractor in coordinating the same) to all or part of the Employees and Consultants, effective as of January 1, 2005 ("Hire Date"), it being understood that the proposed salary and other terms of such Employee or Consultant employment with the
               Contractor shall be the same as the current salary (or remuneration as to Consultants) and other terms of employment of such Employee (or engagement with Consultant). Each Employee or Consultant who accepts the Contractor's offer of employment and signs an Employee Declaration shall be referred to herein as a "Hired Employee". Each of the Hired Employees will be requested to execute and deliver (i) to the Contractor a declaration that, among other things, he or she acknowledges his or her willingness to be employed by or engage with (as relevant) the Contractor as of the Hire Date on the conditions specified in the Contractor offer (an "Employee Declaration"), (ii) to the Company a waiver that, among other things, he or she acknowledges that the Company has fulfilled all of its obligations towards the Hired Employee and that he or she has no claims whatsoever against the Company and/or the Contractor with respect to or stemming from the term of his or hers employment or engagement, respectively, with the Company. It is hereby agreed by the parties that (i) the Parties shall coordinate the processing of salary payments to the Hired

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               Employees during a transition  period starting from the Effective
               Date and ending on the Hire Date, and (ii) Contractor shall reimburse the Company for the salaries and social benefits paid to Hired Employees for the period between the Effective Date and the Hire Date.

          6.1.2. To the extent that, after consultation between the Parties, an Employee is being transferred rather than being terminated as set forth hereinabove, then, within sixty (60) days from the Effective Date, the Company shall transfer to Contractor the full amounts of all social benefits allocated by the Company for the Hired Employees, including, but not limited to, severance pay, recreation pay, vacation pay, sick pay, retirement funds, managers' insurance policies, education funds ("Keren Hishtalmut") and any other funds to which any of the Hired Employees is entitled as of the Hire Date as specified in Exhibit A1 or A2.

          6.1.3. The Company shall indemnify Contractor against any losses, damages or expenses incurred by Contractor as a result of any claim or suit raised by any Hired Employee, whose cause of action arises out of or relates to a period prior to termination of such Hired Employee's employment by the Company. The Contractor shall indemnify Company against any losses, damages or expenses incurred by Company as a result of any claim or suit raised by any Hired Employee, whose cause of action arises out of or relates to a period following termination of such Hired Employee's employment by the Company.

     6.2. Equipment. Certain computer equipment currently in use by the Company for providing and rendering the Services to the Customers, as fully detailed in Exhibit F hereto, shall be purchased by the Contractor for the consideration of $32,805 as specified in Exhibit F, in 24 monthly installments against issuance of invoice by the Company, and shall be delivered to Contractor's facilities, at the Contractor's expense (the "Equipment"). The Company shall have the right, within 10 days of execution of this Agreement, to single out certain equipment from Exhibit F, which total net book value as stated thereof shall not exceed $8,000, as Equipment which shall not be purchased by the Contractor according to this Agreement. The Parties shall both have the right to use the Equipment during the Term for Attunity Connect activity, as to the Company, and the Services, as to the Contractor.

     6.3. Facilities. Certain facilities currently leased by the Company in connection with providing and rendering the Services to the Customers, as fully detailed in Exhibit G1 hereto, shall be sub-let by the Company to the Contractor, subject to the same terms (including payment of rent) and conditions as the Company's lease of such facilities, which lease agreement is attached as Exhibit G2 hereto, for the duration of the Term. It is hereby clarified that Contractor shall bear only 80% of all payment of rent and other expenses relating to the Facilities and the remaining 20% shall be borne by the Company. Upon termination or expiration of this Agreement for any reason whatsoever, all of such sub-leases shall terminate. The Company shall have the right to use the Facilities during the Term for its Attunity Connect activity.

7.   Customers

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     7.1. Service   Agreements.   For  the   avoidance  of  doubt,   renewal  or
          modification of Services Agreements and entering into new agreements with new customers of the Company shall be made pursuant to the provisions of Section 4.4 above.

8.   Fees; Payment

     8.1. Fees. In full consideration of the Services provided hereunder, Contractor will be entitled to receive from the Company:

          8.1.1. Consulting Fees: 95% of revenues of the Company derived from Consulting Services as of the Effective Date ("Consulting Fees"); and

          8.1.2. Maintenance Fees: 57% of revenues of the Company derived from Maintenance Services as of the Effective Date, based on the Company' quarterly consolidated financial reports, except that with respect to revenues (within each year) that are in excess of US$586,000, 70% of such excess annual revenues ("Maintenance Fees" and together with the Consulting Fees, the "Fees").

          The  Fees  cover  all  costs,  expenses,   reimbursements,   etc.  and
          Contractor shall not be entitled to any additional compensation other than that stated hereinabove.

     8.2. Payment of Consulting Fees. Payment of the Consulting Fees by the Company to the Contractor shall be made on a monthly basis, within 15 days following receipt of a monthly invoice (issued subject to receipt of the relevant data from Company). The monthly invoices shall be calculated so that 80% of the Consulting Fees shall be paid to the Contractor upon invoicing the Customer for Consulting Services and the remaining 20% of the Consulting Fees shall be paid to the Contractor upon the Company's actual receipt of payment from the Customer for such Consulting Services, in the monthly payment immediately following such payment by the Customer.

     8.3. Payment of Maintenance Fees. Payment of the Maintenance Fees by the Company to the Contractor shall be made on a monthly basis, within 15 days following receipt of a monthly invoice (issued subject to receipt of the relevant data from Company). The monthly invoices shall be calculated so that 80% of the Maintenance Fees, calculated as one twelfths of the annual maintenance fees recognized by the Company in the preceding month shall be paid to the Contractor no later than the 15th day of the following month and the remaining 20% of the Maintenance Fees shall be paid to the Contractor upon the Company's actual receipt of payment from the Customer for such Maintenance Services, in the monthly payment immediately following such payment by the Customer. It is hereby clarified that as to the maintenance fees paid by Customers to Company preceding the Effective Date and relating to Services to be performed following the Effective Date, Contractor shall be entitled to fees pro-rata to the time Maintenance Services are provided by it according to this Agreement, calculated according to the prepaid incomes and incomes receivable attached hereto as Exhibit H.

     8.4. Minimum Level for Contractor. In the event that, commencing with the second quarter (i.e., after the lapse of two consecutive quarters) following the Effective Date, Contractor's actual costs solely for providing the Services hereunder shall be


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          equal to or  exceed  95% of the Fees  ("Minimum  Level"),  for any two
          consecutive   quarters,   as   reported  in   Contractors'   quarterly
          consolidated and reviewed financial reports, then Contractor shall be entitled, within 30 days following the publication of said reports, to request the Company to increase the Fees in a manner that will allow Contractor to receive Fees, starting the next quarter and thereafter, that will meet the Minimum Level. Should the Company object to such request or not respond to it within 7 days thereafter, the Contractor may, within 7 days thereafter, terminate this Agreement in accordance with Section 11 (Termination) by providing the Company a 60 days prior written notice.

     8.5. Minimum Consulting Services Level. Notwithstanding Section 6.1 above and without derogating from Section 10.3 below, Contractor undertakes to employ at least nine (9) Employees and/or Consultants in the provision of Consulting Services during the Term. Should, despite Contractor's efforts to employ such service providers in the provision of Consulting Services in accordance with this Agreement, the number of such Employees and/or Consultants (or substitute service providers engaged in Consulting Services under this Agreement) shall be less then nine (9) (the "Service Providers"), calculated on a quarterly average of the revenue derived from Consulting Services, then the Parties shall negotiate in good faith a way to rectify the situation.

     8.6. Supporting Material. All invoices issued hereunder shall be accompanied by reasonable documentation and/or explanatory notes supporting the invoiced charges. For the sake of clarification, such supporting material will be acceptable under this Section 8.5 irrespective of whether it is contained in, and/or delivered in electronic and/or computerized formats or whether it is contained in, and/or delivered in, a non-electronic medium.

     8.7. Tax. All Fees are exclusive of V.A.T., if applicable. Any payments made by the Company to the Contractor under this Agreement are subject to any withholding tax obligations pursuant to applicable law. Any stamp tax which shall be due, if due, shall be borne equally by both parties.

     8.8. Nonpayment by Customers. To the extent that any Customer fails to pay the Company and thereby Contractor is not paid (when due) by the Company with respect to Services provided to such Customer, then Contractor may cease providing the Services to such Customer upon 14 days prior written notice to the Company. Similarly, if any Customer fails to pay the Company for any Services provided to such Customer by Contractor, the Company may instruct Contractor to cease providing the Services to such Customer upon 7 days prior written notice. In either event, the parties shall consult prior to making any decision to cease providing the Services and, at the Company's reasonable request, Contractor shall cooperate with the Company in its efforts to collect fees from Customers.

9.   Indemnification

     9.1. Indemnity.  Subject to Company's  fulfillment of its obligations under
          Section 8 hereinabove, the Contractor shall, at all times indemnify, hold harmless, and defend Company, its officers, directors, insurers, Affiliates, agents and employees from and against any and all loss, cost, liability or expense (including costs and

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          reasonable fees of attorneys and other  professionals)  arising out of or in connection with the provision of the Services hereunder, including that a contractual obligation of the Company under the Services Agreement was breached as a result of the Services or was not performed.

     9.2. Cooperation. Company will provide prompt written notice to Contractor of any claim or the assertion of a claim by a third party giving rise to the indemnity set forth in Section 9.1 above, provided, however, that any failure to do so shall not limit any of the rights of the Company (except and only to the extent such failure materially prejudices the defense of such legal proceeding). Upon such notice, Contractor shall have the right to defend against any such claims or actions filed against Company, and to select counsel for such defense reasonably acceptable to Company, and Contractor, at its expense, shall pay all costs and expenses associated therewith. Company shall cooperate reasonably with Contractor, in supporting the defense against the claim or assertion.

10.  Confidentiality; Proprietary Information.

     10.1.Confidentiality.   Each  Party  shall   protect   the  other   Party's
          Confidential Information from unauthorized dissemination and use its best efforts to prevent inadvertent disclosure of Confidential Information to others, and shall treat the Confidential Information with at least the same degree of care that each such Party uses to protect its own like information, but at a minimum, with a reasonable degree of care or, a higher standard of care if reasonable under the circumstances. Each Party shall not use the other Party's Confidential Information for purposes other than those necessary to perform this Agreement and only employees of the receiving Party who have a need to know such Confidential Information will have access thereto. Each Party shall not disclose to third parties the other Party's Confidential Information without the prior written consent of the other Party. Immediately upon termination or expiration of this Agreement, or upon the request of a Party prior to the termination or expiration of this Agreement, each Party shall return the other Party's Confidential Information, and all copies thereof and all documents or things containing any portion of any Confidential Information, or obtain written approval for the destruction of the other Party's Confidential Information, and all copies thereof, and in such case, shall provide a written certificate of destruction within thirty (30) days after such destruction. It is hereby clarified that both parties shall be entitled to disclose Confidential Information pursuant to any statutory or regulatory authority or court order; provided it gives notice to the other Party as soon as possible and such disclosure is made only to the extent so required.

     10.2.Proprietary  Information.  All Confidential Information of the Company
          and any improvements to any designs, plans, inventions, concepts or ideas of the Company, including, without limitation, during Contractor's performance under this Agreement, are proprietary to the Company and shall at their inception be and remain the sole and exclusive property of the Company. Parties agree that any idea, discovery or improvement, which is conceived or first reduced to practice by any Party in connection with any work performed by Contractor or Hired Employees using the Confidential Information of the Company, shall be the sole property of the Company.

10.3. Supply of Services.

     10.3.1. During the Term, the Contractor may not, directly or indirectly (including through its Subsidiaries, of which it holds more than 50% of the share capital or voting rights) supply services which: (i) substitute one service provider (Employee, Consultant or the like) with another, to render Consultant Services actually rendered to Customers; (ii) expand the number of service providers to Customer at the services actually rendered to it; or (iii) are related to "Mancal 2000" (collectively, the "Competing Services"), except if such services are provided on behalf of the Company in accordance with the provisions of this Agreement. To the extent this Agreement is terminated, then for a period of one year thereafter, Contractor shall not, directly or indirectly, supply the Competing Services.

     10.3.2. In the event that Customer shall desire, or should Contractor (or any of its subsidiaries) shall desire to offer a Customer, to replace "Mancal 2000" with an alternative ERP system, Contractor shall be entitled to do so subject to the prior written approval of Company. Notwithstanding the aforesaid, this provision shall not apply to any sale by Contractor to, Delcol and Iscar, all such sales not subject to this Agreement.

11.  Termination

     11.1.Termination.   Either  Party  may   terminate   this   Agreement   (i)
          immediately, if the other Party shall voluntary file a petition in bankruptcy or if any involuntary petition under bankruptcy or insolvency laws is instituted against the other Party and not stayed, enjoined, or discharged within forty-five (45) days from their commencement; and (ii) if the other Party's failure to perform any of its obligations under this Agreement was not cured within thirty (30) days after providing it with written notice requiring to correct such failure and, with regard to the Company, if the Company failed to pay the Contractor its fees and such failure was not cured within thirty
          (30) days after providing it with written notice requiring it to correct such failure; (iii) upon mutual written consent; or (iv) by Contractor, as set forth in Section 8.4 above.

     11.2.Termination by Contractor. Contractor shall have a right to terminate this Agreement if (i) less than fifteen (15) of the Employees (including Consultants) from the list attached as Exhibit A1 and Exhibit A2, or (ii) less than 3 of those Employees (including Consultants) from the list attached as Exhibit A1 and Exhibit A2 who are indicated as key Employees (by an asterisk on those exhibits), accept Contractor's offer of employment as set forth in Section 6. Contractor's right to terminate this Agreement as aforesaid is exercisable for a period of 10 days following the Effective Date and this Section 11.2 shall be deemed null and void within 10 days following the Effective Date.

     11.3.Effect  of  Termination.   Upon  termination  or  expiration  of  this
          Agreement for any reason whatsoever:

          11.3.1. Contractor will, to the extent and at times specified by Company, stop all outstanding Services, incur no further direct costs, which are not essential to its performance of obligations under this Agreement, and protect all property in which Company has or may acquire an interest. Company will have the option to request that Contractor complete work in process pursuant to any Services provided on the date of termination and, in such case, Contractor shall complete such work-in-process; for remaining work-in-process not to be completed as per Company stop work order, provided Company payment of all fees due to Contractor as of the termination and a reasonable pro rata percentage of the finished Services price;

          11.3.2. Company will compensate Contractor for all Services performed by Contractor as of the termination date pursuant to Section
               11.3.1 above;

          11.3.3. Company may, at its sole discretion and subject to Employees consent, re-hire any Hired Employee that transferred to the employ of the Contractor pursuant to and subject to the terms of
               Section 6.1 (Employees), mutatis mutandis, or any other employees that are employed at that time by the Contractor to perform and render the Services. It is hereby clarified that should Company request Contractor to complete work in process as specified in
               Section 11.3.1 above, Company shall be entitled to re-hire only a part of such Employees that is not necessary for Contractor to complete work in process (and once the work is completed, Company be entitled to rehire those Employees as well).

          11.3.4. Upon termination or expiration of this Agreement for any reason whatsoever, the Equipment shall be promptly resold to the Company in good and working condition except for reasonable wear stemming from normal and reasonable use, at the prices stated in Exhibit F, less depreciated cost according to generally accepted accounting principles.

          11.3.5. All of the sub-leases of facilities sub-let by the Company to the Contractor, as detailed in Exhibit G1, shall terminate, pursuant to the provisions of Section 6.3 (Facilities).

          11.3.6. Each Party will return to the other, freight collected, all materials that contain the other's Confidential Information and all copies thereof and all documents or things containing any portion of any Confidential Information, or if the other Party gives written instructions to do so, destroy all such materials and copies thereof and all documents or things containing any portion of any Confidential Information, and provide the other a written certificate of destruction within thirty (30) days after such destruction.

          11.3.7. Contractor will reasonable ensure a smooth and orderly transition of the provision of the Services to Company.

12.  General Terms

     12.1.Relationship of the Parties. Each of the Parties will at all times during the Term act as, and will represent itself to be, an independent contractor. Without derogation from Section 4.4 above, no Party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party whether express, implied, the appearance of, or otherwise to bind the other Party in any respect whatsoever.

     12.2.Assignment. The rights and liabilities of the Parties hereto will inure to the benefit of the Parties and their respective successors and permitted assigns. This

          Agreement is not assignable by the Parties without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign its rights and obligations hereunder to (i) any of its Affiliates and/or (ii) any assignee in connection with a merger, consolidation or acquisition of all or substantially all of the assets of the party by such assignee, provided, that such Affiliate or assignee shall agree in writing to be bound by this Agreement and deliver such instrument to the non-assigning party.

     12.3.Publicity. Unless otherwise agreed by the Parties in writing or required by law, regulation or under the requirement of any stock exchange, all press releases, conferences, interviews or other public announcements, in whatever form, in relation to this Agreement, shall be coordinated by the Parties prior to publication. Even if required by law, regulation or the requirement of any stock exchange, the Parties will use their reasonable best efforts to discuss with each other the content of any notice required prior to dispatch of the same.

     12.4.No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

     12.5.Severability   of  Provisions.   If  for  any  reason  an  arbitration
          proceeding or a court of competent jurisdiction finds any provision of this Agreement or portion thereof to be unenforceable, such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party hereto. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effectuates the Parties' intent in entering into this Agreement.

     12.6.Waivers and Amendments. This Agreement may be amended, superceded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Failure by a Party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. Both Parties expressly reject any pre-printed terms and conditions of any Purchase Order acknowledgment or any other form or document of either Party unless expressly agreed in writing.

     12.7.Notices. All notices required or permitted under this Agreement shall be in writing, will reference this Agreement and will be deemed given when: (i) delivered personally; (ii) sent by facsimile when confirmed by counter-facsimile; (iii) five (5) Working Days (if within Israel) or seven (7) Working Days (if internationally) after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) within three (3) Working Days when sent by commercial overnight carrier. All communications will be sent to the addresses set forth below or such other address or addresses as may be designated by a Party by giving written notice to the other Party pursuant to this Section.

          If to Company:

          Attunity Israel (1992) Ltd. and Attunity Software Services (1991) Ltd. c/o Attunity Ltd.
          8 Aba Even Boulevard
          Herzelia Pituach, 46733
          Facsimile: 09-9541042
          Attention: CEO

          If to Contractor:

          One Software Technologies (O.S.T.) Ltd.
          21 Habarzel Street
          Ramat Hachaial, Tel-Aviv 69710
          Facsimile: 03-7677601
          Attention: CEO

     12.8.Resolution  of  Conflicts.  In the event of any  controversy  or claim arising out of or in connection with this Agreement, there will be three levels of escalation: (i) the first level of escalation shall be limited to fifteen days of discussion between, a representative of Contractor and a representative of Company, (ii) the second level of escalation shall be limited to fifteen days of discussion between the AVPs of Contractor and Company, and (iii) the third and final level of escalation shall be limited to fifteen days of discussion between each of the general managers of Contractor and Company. Any such controversy or claim not so resolved shall be finally settled by arbitration in accordance with the Israeli Arbitration Law, 1968, before a single arbitrator experienced in information technology contracts law, to be appointed jointly and in good faith by the Parties. The arbitrator shall give his reasoned decision in writing and his decision shall be binding and conclusive on the parties hereto.

     12.9.Governing Law;  Jurisdiction.  This Agreement  shall be subject solely to and interpreted in accordance with the laws of the State of Israel, without giving effect to its conflict of laws, principles or rules. Without derogating from Section 12.8 above, any dispute arising under or in relation to this Agreement shall be resolved in, and the sole and exclusive jurisdiction shall be of, the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such courts.

     12.10. Entire Agreement. This Agreement (including Exhibits), contains the entire agreement between the Parties with respect to the subject matter hereof and thereof, and terminates and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties.

     12.11. Counterparts. This Agreement may be executed by the Parties hereto in two or more separate counterparts, including by facsimile transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     12.12. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

     12.13. Further Assurances. The Parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to this Agreement, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to this Agreement.

     12.14. Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

     12.15. Limitation of Liability. Except for Section 6.1.3 above, in no event will any Party be liable to the other for any indirect and/or consequential damage or loss resulting from or arising out of the carrying out of its obligations under this Agreement. In any event a Party's total and accumulative liability to the other Party or to any other third party in connection with this Agreement shall not exceed an amount of US$1,000,000.

     12.16. Survival. The duties, obligations and rights of the Parties under Sections 3, 6.2, 6.3, 9, 10, 11, 12.8 and 12.9 shall survive the termination or expiration of this Agreement and shall inure to the benefit of the Parties, their successors and assigns.



                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.



Attunity Software Services (1991) Ltd.   One Software Technologies (O.S.T.) Ltd.

BY:                                      BY:
   ------------------------                  -----------------------

NAME:                                    NAME:
      ---------------------                   ----------------------

TITLE:                                   TITLE:
       --------------------                    ---------------------



Attunity Israel (1992) Ltd.

BY:
   ------------------------

NAME:
      ---------------------

TITLE:
       --------------------







                    [Signature Page to Outsourcing Agreement]

                                List of Exhibits
                                ----------------

Exhibit A1: List of Consultants (freelance)

Exhibit A2: List of Employees

Exhibit B: List of Customers of Consulting Services and brief description

Exhibit C: List of Customers of Maintenance Services and brief description

Exhibit D: General Terms/Level of Services (as provided by One)

Exhibit E: Guidelines for New Agreements

Exhibit F: Equipment to be sold and price therefor

Exhibit G1: Facilities to be sublet

Exhibit G2: Lease agreements

Exhibit H: Prepaid incomes and incomes receivable

Exhibit I: General Terms/Level of Services (as provided by the Company)






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